EXHIBIT 99.1
FOR IMMEDIATE RELEASE
February 9, 2021
For further information contact:
Investor Relations
PR@citizensinc.com

CITIZENS ANNOUNCES DISMISSAL OF LITIGATION WITH CLASS B HOLDER
AND AGREEMENT TO PURCHASE CLASS B SHARES

AUSTIN, TX – February 9, 2021 -- Citizens, Inc. (NYSE: CIA) today announced that the Harold E. Riley Foundation (the “Foundation”) has agreed to dismiss all claims against Citizens and the members of its Board of Directors in connection with the Colorado litigation filed by the Foundation’s former trustees and to sell all outstanding Class B common stock to Citizens. The purchase of the Class B common stock by Citizens is expected to be consummated in March 2021.

The dismissal of the Colorado litigation and sale of the Class B common stock were partially the result of the two sole charitable beneficiaries of the Foundation, Baylor University and Southwestern Theological Seminary, resolving their litigation with the Foundation’s trustees in Texas. In such litigation, of which neither the Company nor its Board was a party, the charitable beneficiaries alleged that certain of the Foundation’s trustees breached their fiduciary duties to the Foundation and misused Foundation monies for personal benefit, including bringing the Colorado litigation against Citizens and its Board in an attempt to seat themselves on Citizens’ Board. The Texas Attorney General intervened in the case on behalf of Baylor and Southwestern in December 2020. As a result of their settlement, the trustees who filed the lawsuit against Citizens were removed from the Foundation. Upon gaining control of the Foundation, Baylor and Southwestern appointed their own trustees to the Foundation, who worked collaboratively with Citizens to enter into a Mutual Agreement for Compromise, Settlement and Release (the “Foundation Settlement Agreement”), which agreement was conditioned, in part, on the dismissal of all claims by all parties in the Colorado litigation including claims by and against prior Foundation trustees or officers including Mr. Mike Hughes and Mr. Charlie Hott, as well as the execution of mutual releases.

As a result of the Foundation Settlement Agreement:

•Citizens, its directors and the Foundation will dismiss all claims in the Colorado litigation;
•Citizens restored its Board and Bylaws to the form they existed as of August 12, 2020;
•The Foundation agreed to sell and Citizens agreed to buy 100% of the Citizens Class B Shares that were owned by the Foundation; and
•Citizens will have one class of voting shares outstanding (Class A common stock)—Class B Shares will remain authorized but will be unissued.

Because the Foundation has the right to elect a simple majority to Citizens’ Board of Directors, upon consummation of Citizens’ acquisition of the Class B common stock, Citizens will no longer be a “controlled” company and the holders of the Class A common stock will elect all of the directors at Citizens upcoming annual shareholders’ meeting.

Gerald W. Shields, Vice-Chairman of the Board and Interim CEO, said, "This agreement is fantastic news for the Company, policyholders and shareholders putting a significant legal distraction behind us. We have already shifted our full attention to running the business, focusing on growth and executing the strategic initiatives that are important to meeting the needs of our policyholders and delivering sustainable value. By not having a control party, Citizens can now chart the course of its own destiny."

"We appreciate the collaboration of Baylor University and Southwestern Theological Seminary to resolve this matter. Upon completion of the purchase of the Class B shares, Citizens will have one class of voting stock, and the Board can continue to adopt best governance practices conforming to all NYSE requirements," said J.D. "Chip" Davis, Jr., Chairman of the Board.

Mr. Davis continued, "this agreement is a turning point for Citizens. We are now poised to resume our CEO search and continue building our leadership bench and accelerate our growth priorities."

Citizens is committed to furthering Mr. Riley’s wishes of benefiting students at Baylor and Southwestern. As part this commitment, Citizens has pledged to make donations to Baylor and Southwestern over the next two years.

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.